March 28, 2013

Exhibit re: President’s loan commitment

Our sole officer and director, Mr. Yonekatsu Kato, is committed to advance up to $15,000 to Cold Cam, Inc. if funds are required to maintain the reporting status current with the SEC for the next twelve months if insufficient amount of proceeds are obtained by the Company.

These funds would be available for expenses incurred in the form of a non-secured loan with no interest and no fixed repayment date. However, there is no formal contract in place or written agreement with Mr. Kato.

/s/ Yonekatsu Kato

Yonekatsu Kato

President and Director

Cold Cam, Inc.

Phone: 775-297-4412

Fax: 775-546-6003

Email: info@coldcam.com